Filed pursuant to Rules 424(b)(3) and 424(c)

Registration No. 333-233856

ALLIED ESPORTS ENTERTAINMENT, INC.

 24,805,661 Shares of common stock

4,647,003 warrants

Prospectus Supplement No. 1 to

Prospectus dated October 3, 2019

This prospectus supplement (this “Prospectus Supplement”) supplements the prospectus of Allied Esports Entertainment, Inc. (the “Company,” “we” or “us”) dated October 3, 2019 (the “Prospectus”), filed with the U.S. Securities and Exchange Commission (the “Commission”) on October 7, 2019 pursuant to a Form S-3 registration statement filed with the Commission on September 20, 2019 and made effective on October 3, 2019.

We are filing this Prospectus Supplement for the sole purpose of correcting the spelling of the name of one of the selling stockholders who was named in the “Selling Stockholders” section of the Prospectus. The corrected name of the selling stockholder and the information relating to that selling stockholder is disclosed below. See also the “Selling Stockholders” section of the Prospectus.

Selling Securityholder Name and Address (1)	Shares of Common Stock Beneficially Owned Before Offering		Total Shares of Common Stock Offered by Selling Securityholder	Shares of Common Stock Beneficially Owned After Offering (1)	Percentage of Beneficial Ownership of Common Stock After Offering (1)

Xiong Hui No. 1001, Building 3, No.73, Guangqumen Beili Dongcheng District, Beijing, China	425,839	(3)	425,839

(3)       Includes 105,058 five-year warrants to purchase shares of Company common stock at a price per share of $11.50 issued in the Merger on August 9, 2019.

Selling Securityholder Name and Address (1)	Warrants Beneficially Owned Before Offering		Total Warrants Offered by Selling Securityholder	Warrants Beneficially Owned After Offering (1)	Percentage of Beneficial Ownership of Warrants After Offering (1)

Xiong Hui No. 1001, Building 3, No.73, Guangqumen Beili Dongcheng District, Beijing, China	105,058	(3)	105,058

(3)        Warrants being registered for resale that are Merger Consideration Securities were issued on August 9, 2019 in connection with the closing of the Merger.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this Prospectus Supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is July 17, 2020